Putnam Mid Cap Value, October 31, 2006, semi-annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2006, Putnam Management has assumed $5,271 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1		Class A	38,521
		Class B	15,351
		Class C	2,598

74U2		Class M 	881
		Class R	242
		Class Y	2,868

74V1		Class A 	$16.09
		Class B 	15.58
		Class C 	15.58

74V2		Class M 	$15.76
		Class R 	15.92
		Class Y 	16.14

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.